Cytokinetics, Incorporated:
Jodi L. Goldstein
Manager, Investor Relations, Corporate Communications & Marketing
(650) 624-3000

CYTOKINETICS ANNOUNCES CK-2017357 RECEIVES FAST TRACK DESIGNATION FROM THE FDA FOR THE POTENTIAL
TREATMENT OF AMYOTROPHIC LATERAL SCLEROSIS

South San Francisco, CA, April 19, 2012 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that CK-2017357, its fast skeletal muscle troponin activator, has received Fast Track designation from the U.S. Food and Drug Administration (FDA) for the potential treatment of amyotrophic lateral sclerosis (ALS), also commonly known as Lou Gehrig’s Disease. CK-2017357, the lead drug candidate from the company’s skeletal sarcomere activator program, is currently in Phase II clinical trials intended to inform a potential registration program. Cytokinetics anticipates that results from two recently completed Phase II clinical trials, designed to assess the safety and tolerability of CK-2017357 in patients with ALS, will be presented at the American Academy of Neurology 64th Annual Meeting in New Orleans, LA on April 25, 2012.

Under the FDA Modernization Act of 1997, the Fast Track process was designed to facilitate the development and expedite the review of drug candidates intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. A potential drug that receives Fast Track designation is eligible for Accelerated Approval, which provides for a potential approval on the basis of an effect on a surrogate endpoint reasonably likely to predict clinical benefit, and Rolling Review, which facilitates the submission of individual sections of a New Drug Application (NDA) as they are completed for review by FDA. In addition, Fast Track designation for a potential drug may allow more frequent meetings between the sponsor and FDA to discuss the development plan and ensure collection of appropriate data needed to support approval as well as possibly more frequent written correspondence from FDA about such matters as the suitability of designs for proposed clinical trials. Many drugs that are eligible for Fast Track designation are also considered appropriate to receive Priority Review, an additional designation that may reduce the time required for FDA review.

“We are pleased that FDA has granted Fast Track designation to CK-2017357 for the potential treatment of ALS, recognizing that our novel drug candidate may address significant unmet medical needs in patients suffering from this grievous and uniformly fatal disease,” said Andrew A. Wolff, M.D, Senior Vice President and Chief Medical Officer of Cytokinetics. “Fast Track designation may improve both the speed and quality of our development program for CK-2017357 as it facilitates our interactions with FDA towards further evaluating the safety and efficacy of CK-2017357 in patients confronting ALS.”

Background on Amyotrophic Lateral Sclerosis

ALS is a progressive neurodegenerative disease that afflicts 20,000 to 30,000 people in the United States. Approximately 5,600 new cases of ALS are diagnosed each year in the U.S. The average life expectancy of an ALS patient is approximately three to five years and only 10% of patients survive for more than 10 years. Death is usually due to respiratory failure because of diminished strength in the skeletal muscles responsible for breathing. Few treatment options exist for these patients, resulting in a high unmet need for new therapeutic options to address the symptoms and modify the disease progression of this grievous illness.

Development Status of CK-2017357 in ALS

Cytokinetics is developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase II clinical development program and has been granted orphan drug designation by the U.S. Food and Drug Administration and orphan medicinal product designation from the European Medicines Agency for the potential treatment of ALS, a debilitating disease of neuromuscular impairment.

CK-2017357 demonstrated potentially clinically relevant pharmacodynamic effects in a Phase IIa Evidence of Effect clinical trial in ALS patients. In that trial, the single doses of CK-2017357 evaluated appeared generally well-tolerated. In addition, both patients and investigators perceived a dose-dependent positive change in the patients’ overall status at 6 hours after dosing with CK-2017357, based on a Global Assessment in which the patient and the investigator each independently assessed the patient’s status compared to prior to dosing. Data from that clinical trial also demonstrated a statistically significant increase in the maximum volume of air patients could inhale and exhale (Maximum Voluntary Ventilation) at both 6 and 24 hours after 500 mg of CK-2017357, as well as small but statistically significant increases in maximum strength of certain muscle groups tested.

In December 2011, the company reported data from Part A of its ongoing Phase II clinical trial in which 24 ALS patients who were not concurrently taking riluzole were randomized to one of four different treatment groups to receive daily oral doses of placebo or 125 mg, 250 mg, or 375 mg of CK-2017357, respectively, for two weeks. CK-2017357 was well-tolerated by these patients at all dose levels studied. The incidence of dizziness, the most common adverse event, appeared dose-related but was mild in severity in all patients who completed study drug treatment. Most reports of dizziness began early after initiating treatment and resolved spontaneously within the first week of treatment in all but one patient who nevertheless completed the trial No serious adverse events were reported. The second cohort of this clinical trial, or Part B, enrolled ALS patients who were concurrently taking riluzole; otherwise, Part B was identical in design to Part A. Cytokinetics conducted an additional Phase II clinical trial designed to evaluate the safety and tolerability of an ascending dose-titration regimen of CK-2017357 administered twice daily. The company plans to present results from each of these two clinical trials at the American Academy of Neurology 64th Annual Meeting in New Orleans, LA on April 25, 2012.

Cytokinetics has met with the U.S. Food and Drug Administration’s Division of Neurology Products and with the European Medicines Agency to discuss its progress in the development of CK-2017357 as a potential treatment for patients with ALS and the company’s plans for its further development, including potential registration strategies. Cytokinetics is assessing options that may enable the initiation of a registration program for CK-2017357. Cytokinetics anticipates having additional interactions with U.S. and European regulatory authorities during 2012 to discuss the development of CK-2017357 as a potential treatment for patients with ALS, including potential registration strategies.

In July 2010, Cytokinetics was awarded a grant of approximately $2.8 million from the National Institute of Neurological Disorders and Stroke to support research and development of CK-2017357 in myasthenia gravis. The grant was awarded under the American Recovery and Reinvestment Act of 2009. Cytokinetics continues to enroll and dose patients in a Phase IIa Evidence of Effect clinical trial of CK-2107357 in patients with generalized myasthenia gravis. Cytokinetics anticipates that data will be available from this trial in 2012.

Background on Cytokinetics Skeletal Muscle Contractility Program

Skeletal muscle contractility is driven by the sarcomere, the fundamental unit of skeletal muscle contraction. The sarcomere is a highly ordered cytoskeletal structure composed of skeletal muscle myosin, the cytoskeletal motor that is directly responsible for converting chemical energy into mechanical force, as well as actin, and a set of regulatory proteins, troponins and tropomyosin, which make the actin-myosin interaction dependent on changes in intracellular calcium levels. Cytokinetics’ skeletal muscle contractility program is focused to the discovery and development of small molecule skeletal sarcomere activators and leverages Cytokinetics’ expertise developed in its ongoing discovery and development of cardiac sarcomere activators, including the cardiac myosin activator omecamtiv mecarbil, now in Phase II clinical development as a potential treatment for heart failure. CK-2017357, a fast skeletal muscle troponin activator, is the lead drug candidate from the company’s skeletal muscle contractility program. CK-2017357 selectively activates the fast skeletal muscle troponin complex by increasing its sensitivity to calcium, leading to an increase in skeletal muscle force. This mechanism of action has demonstrated encouraging pharmacological activity in preclinical models that may relate to the potential treatment of diseases associated with aging, muscle wasting or neuromuscular dysfunction. In addition, CK-2017357 has shown pharmacological activity in healthy volunteers, in patients with ALS, and in patients with peripheral artery disease and claudication. The clinical effects of muscle wasting, fatigue and loss of mobility can range from decreased quality of life to, in some instances, life-threatening complications. By directly improving skeletal muscle function, a small molecule activator of the skeletal sarcomere may potentially enhance physical performance and quality of life in patients suffering from diseases or medical conditions characterized or complicated by muscle weakness or wasting.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide (excluding Japan) to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing CK-2017357, a skeletal muscle activator, as a potential treatment for diseases and conditions associated with aging, muscle wasting or neuromuscular dysfunction. CK-2017357 is currently the subject of a Phase II clinical trials program and has been granted orphan drug designation by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which CK-2017357 demonstrated potentially clinically relevant pharmacodynamic effects in a Phase IIa trial. Cytokinetics is also conducting research of compounds that inhibit smooth muscle contractility and which may be useful as potential treatments for diseases and conditions associated with excessive smooth muscle contraction, such as bronchoconstriction associated with asthma and chronic obstructive pulmonary disorder (COPD). All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ research and development activities, including the initiation, conduct, design and results of clinical trials, the significance and utility of the results of clinical trials and preclinical studies, planned presentations of clinical trial results, planned interactions with regulatory authorities, plans to initiate a registration program for CK-2017357, and the potential benefits of fast track designation; potential markets and market sizes for Cytokinetics’ skeletal sarcomere activators, such as CK-2017357; and the properties and potential benefits of CK-2017357 and Cytokinetics’ other drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the FDA or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, the FDA may not grant CK-2017357 orphan drug market exclusivity even if it is approved for marketing, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products on acceptable terms, if at all; Cytokinetics may be unable to enter into collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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